Exhibit 5.1
[Letterhead Baker & McKenzie]
Allied World Assurance Company Holdings, AG
Lindenstrasse 8
6340 Baar
Zug, Switzerland
Zurich, August 15, 2011
Dear Sirs,
We have acted as Swiss legal counsel to Allied World Assurance Company Holdings, AG, a company limited by shares (the “Company”) with its registered seat in Baar (Switzerland), in connection with the filing by the Company with the United States Securities and Exchange Commission (the “SEC”) on July 8, 2011 of the Registration Statement on Form S-4, as amended on August 5, 2011, August 10, 2011 and August 15, 2011, and as it may be further amended (the “Registration Statement”), in connection with the registration under the United States Securities Act of 1933, as amended (the “Securities Act”), of registered shares of the Company of a par value of CHF 14.70, as may be adjusted in connection with the payment of dividends by virtue of a par value reduction, as approved by Allied World’s shareholders at its 2011 annual general meeting (the “Common Shares”), as contemplated by that certain Agreement and Plan of Merger by and among the Company, GO Sub, LLC, a Delaware limited liability company and a wholly-owned subsidiary of the

Company, and Transatlantic Holdings, Inc., a Delaware corporation (the “Merger Agreement”).
Capitalized terms used herein shall have the meaning as defined in the Registration Statement unless otherwise defined herein.
I.	DOCUMENTS
For purposes of rendering this opinion, we have examined and relied on the following documents:
a)	an excerpt from the Commercial Register of the Canton Zug in respect of the Company, certified by such Commercial Register to be up-to-date as of August 12, 2011 (the “Excerpt”);

b)	articles of association of the Company dated July 20, 2011, as filed with the Commercial Register in Zug (Switzerland) (the “Articles of Association”);

c)	a copy of the Merger Agreement; and

d)	a copy of the minutes of a meeting of the Company’s Board of Directors of June 12, 2011 (the “Resolution”), with respect to, inter alia, (i) the approval of the Merger Agreement and (ii) the approval of the issuance of the Common Shares in connection therewith.
The documents referred to a) through d) are referred to together as the “Documents”.
We have further examined such other records, documents and other instruments as we have deemed necessary or advisable for the purposes of rendering this opinion.
II.	ASSUMPTIONS
In giving this opinion, we have assumed that:
a)	the shareholders’ meeting of the Company has taken the resolutions as proposed in the Registration Statement;

b)	all Documents submitted to us as copies or electronic copies are complete and conform to their originals and such originals are authentic;

c)	all signatures on the Documents are genuine;

d)	no bankruptcy, reorganization, liquidation or similar proceedings will be initiated or pending against the Company outside Switzerland;

e)	all authorizations, approvals, consents, licenses, exemptions and other requirements, other than those required under the laws of Switzerland, for the legality, validity and enforceability of the Merger Agreement have been duly obtained and are and will remain in full force and effect;

f)	a copy of the public deed, implementing the capital increase, the issuance of the Common Shares and the amendment of the Articles of Association will be available;

g)	the original of the Board of Directors’ report on the capital increase in the sense of article 652e CO as used by the Board as a basis for the implementation of the capital increase will be available;

h)	the Company’s Swiss stand-alone statutory audited balance sheet audited by Deloitte AG, Zürich, as presented to the Board of Directors in connection with the implementation of the capital increase, will be available;

i)	the original of the auditors’ confirmation in the sense of article 652f CO of Deloitte AG, Zurich, as presented to the Board of Directors in connection with the implementation of the capital increase, will be available;

j)	the Resolutions are not and will not have been amended or rescinded;

k)	the capital increase will be registered by the Commercial Register of the Canton of Zug, approved by the Federal Register of Commerce and evidenced by a certified excerpt and thus all activities as required by Swiss law and the Articles of Association to implement a capital increase out of share capital have been taken.

III.	OPINIONS
On the basis of the foregoing and subject to the qualifications hereinafter set forth, we express the following opinions:
The Common Shares, as described in the Registration Statement, will be, when issued, validly issued, fully paid-in and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issuance of such shares).

IV.	QUALIFICATIONS
This opinion is subject to the following qualification:
a)	This opinion is limited to matters of Swiss law as in force on the date hereof and as applied and construed by the courts of Switzerland. We have not investigated the laws of any jurisdiction other than Switzerland, or any matters of fact (expressed in representations or warranties or otherwise) or tax matters.

b)	The opinion set forth herein is limited to the matters specifically addressed herein, and no other opinion or opinions are expressed or may be implied or inferred.
In this opinion, Swiss legal concepts are expressed in English terms and not in their original terms. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. This opinion may, therefore, only be relied upon subject to the reservation that any issues of interpretation or liability arising hereunder shall be governed by and construed in accordance with Swiss law as in force at the date of this opinion. The exclusive place of jurisdiction for any claim arising out if this opinion is Zurich, Switzerland. We assume no obligation to advise you of any changes to this opinion that may come to our attention after the date hereof.
We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our law firm under the caption “Legal Matters” contained therein. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the SEC.

Yours sincerely,

/s/ Baker & McKenzie Zurich Baker & McKenzie Zurich

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